Exhibit 99.8i3
SUPPLEMENT FOR DISTRIBUTION SERVICES
12b-1 PLAN
This Agreement is between Principal Life Insurance Company, and Princor Financial Services Corporation, (Principal and Princor are, collectively, the “Company”) and T. Rowe Price Investment Services, Inc., (the “Distributor”), and is intended to supplement the Administrative Services Agreement dated October 14, 2004 by, between and among the Company, T. Rowe Price Associates, Inc. (“Price Associates”). All terms herein, unless otherwise defined, shall have the same meaning as used in the Administrative Services Agreement.
Whereas, certain portfolios of the T. Rowe Price Equity Series, Inc. (the “Equity Fund”) are authorized to issue a class of shares (“VIP II Class” or “Class”) with respect to which the Equity Fund has adopted a plan (“12b-1 Plan”) for purposes of paying for distribution services under Rule 12b-1 of the Investment Company Act of 1940 with respect to VIP II Class shares;
Whereas, the Company intends to issue Contracts that will be funded by an investment in the VIP II Class shares; and
Whereas, the Company is interested in performing distribution services for the Distributor with respect to VIP II Class shares in exchange for the receipt of fees pursuant to the 12b-l Plan.
In consideration of the foregoing and the mutual covenants set forth below the Company and the Distributor agree as follows:
1. Distributor. The Distributor is a broker-dealer registered under the Securities Exchange Act of 1934 and with the National Association of Securities Dealers, Inc. and serves as the principal underwriter of the Equity Fund. The Distributor is affiliated with Price Associates.
2. Services.
(a) Distribution Services. The Company has agreed to assist Distributor, as it may request from time to time, with the provision of distribution services to the Equity Fund, as they may relate to the investment in the VIP II Class by the Separate Accounts. It is anticipated that such services shall include any activities primarily intended to result in the sale of shares of the VIP II Class, including (but not limited to): (i) distribution of Fund reports, prospectuses, and SAIs for the Class to other than existing holders of Contracts; (ii) the preparation and distribution of sales literature and advertising material for the Class; (iii) continuing education and training of insurance agents and other representatives of the Company with respect to the Class and the Fund’s portfolios offering the Class and serving as funding vehicles for the Contracts; (iv) the provision of distribution support services by insurance agents and other representatives of the Company who will provide personal service and attention to the foregoing; and (v) other distribution services in respect of the Class as mutually agreed upon from time to time.
Contract # TRO-06120-2004-10-14-IND

(b) Other Services. The Company agrees to monitor its Contractholders’ accounts for excessive trading or market timing activity (as defined in the Fund’s prospectus) and agrees to work with the Distributor to deter or block any future such activity.
3. Payment for Distribution Services. In consideration of the distribution services to be provided by the Company and its agents, the Distributor, in accordance with the 12b-l Plan, shall pay to the Company a fee with respect to the Class of each portfolio of Equity Fund equal to 25 basis points (0.25%) per annum of the average aggregate net asset value of the shares of each Class held by the Separate Accounts under the Participation Agreement. For purposes of computing the payment to the Company contemplated under this Paragraph 3, the average aggregate net asset value of shares of each Class held by the Separate Accounts over a monthly period shall be computed by totaling each Separate Account’s aggregate investment (share net asset value multiplied by total number of shares held by the Separate Account) on each business day during the calendar month, and dividing by the total number of business days during each month. The Payments contemplated by this Paragraph 3 shall be calculated by the Equity Fund at the end of each calendar month and will be paid to each Company within 30 calendar days thereafter.
4. Term. The term of this Agreement shall run concurrently with the term of the
Administrative Services Agreement.
5. Relationship to Other Agreements. This Agreement is intended to supplement the Administrative Services Agreement and not intended to conflict with or supersede the provisions of the Administrative Services Agreement or the Participation Agreement (“Prior Agreements”). All representations and warranties made by the parties in the Prior Agreements are incorporated into this Agreement and shall be deemed to have been made in connection with this Agreement.

T. ROWE PRICE INVESTMENT SERVICES, INC.
By:	/s/ Darrell N. Braman
	Name:	Darrell N. Braman
	Title:	Vice President

PRINCIPAL LIFE INSURANCE COMPANY
By:	/s/ Melissa Crew
	Name:	Melissa Crew
	Title:	Director, Annuity Product Development

PRINCOR FINANCIAL SERVICES CORPORATION
By:	/s/ Ernest Gillum
	Name:	Ernest Gillum
	Title:	Vice Preseident - Product Development